EXHIBIT 99.2

FOR IMMEDIATE RELEASE

COMPANY CONTACT:
Robert L. LaPenta, Jr.
Vice President –Treasurer
(609) 387-7800 ext. 1216

Burlington Coat Factory Warehouse Corporation Announces Intention
to Offer Senior Unsecured Notes

BURLINGTON, NEW JERSEY, November 3, 2010 –Burlington Coat Factory Warehouse Corporation (the “Company”) announced today that it intends to offer, subject to market conditions, $500.0 million aggregate principal amount of eight year senior unsecured notes (the “Notes’) through an offering to qualified institutional buyers within the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to persons outside the United States pursuant to Regulation S under the Securities Act.

The Company intends to use the proceeds from the offering of the Notes to repay the Company’s existing term loan facility, repurchase or redeem the Company’s outstanding 11⅛% Senior Notes due 2014 and its parent company’s outstanding 14½% Senior Discount Notes due 2014, make a distribution to the Company's equity holders, pay related fees and expenses and for general corporate purposes.

This release is being issued pursuant to and in accordance with Rule 135c under the Securities Act, is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to purchase any of the Notes, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.  Any offers of the Notes will be made only by means of a private offering memorandum.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the offering of the Notes.  Such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, completion of the offering of the Notes and the application of proceeds therefrom and other factors that may be described from time to time in our filings with the Securities and Exchange Commission. For any of these factors, Burlington Coat Factory claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.   You are cautioned not to place undue on the forward-looking statements contained herein, which speak only as of the date stated, or if not date is stated, as of the date of this press release.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.